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                                                                   EXHIBIT 10.26

                              EMPLOYMENT AGREEMENT


       THIS AGREEMENT, dated as of November 18th, 1997, is between U.S. Plastic Lumber Corp., a Nevada corporation ("USPL"), Waste Concepts, Inc., a Pennsylvania corporation ("WCI") and all of their affiliates, subsidiaries, and sister companies (collectively the "Company"), and Steven C. Sands, located at 2230 Dekalb Street, Norristown, PA. (the "Executive").

                                    RECITALS

       A. Executive has been employed as the principal executive officer of WCI, and as such has made a unique contribution to the business of WCI.

       B. The Board of Directors of the Company believes that the continued services of Executive would be of great value to the Company and desires retaining his services for a number of years.

       C. Executive is willing to accept employment by the Company upon the terms and conditions hereinafter set forth.

       NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained and of the mutual benefits herein provided, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive hereby agree as follows:


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1. TERM OF EMPLOYMENT.

       The Company shall employ Executive and Executive hereby accepts employment by the Company, on the terms and conditions herein contained, for a period of five (5) years commencing as of the date hereof and ending on the five
(5th) anniversary of the date hereof, subject to termination as hereinafter provided (the period from the date hereof through the fifth (5th) anniversary of the date hereof or the date of such termination, as the case may be, being the "Employment Period").

2. DUTIES.

       (a) GENERAL DUTIES. During the Employment Period, Executive shall serve the Company in a senior executive capacity, retaining his current position, as President of WCI and such other companies as U.S. Plastic Lumber Corp. may determine to merge or otherwise consolidate into WCI (collectively "WCI Companies") for the duration of the Employment Agreement, with such duties consistent therewith, and shall perform such other services for the Company consistent with the position of a senior executive officer, as may be reasonably assigned to him from time to time by the Board of Directors of the Company.

       (b) PRIMARY ACTIVITY. During the Employment Period, Executive shall devote his full business efforts, time and energy to the interests and business of the Company ; however, Executive shall be excused from performing any services for the Company hereunder during periods of temporary illness or incapacity and during reasonable vacations, and Executive may devote a reasonable amount of time to the handling of his personal affairs, without thereby in any way affecting the compensation to which he is entitled hereunder. Although it is acknowledged that the duties of a senior executive officer may require from time to time attention to business at times other than normal business hours, it is intended by the parties hereto that Executive shall perform his duties hereunder during normal business hours. During the Employment Period, Executive shall, to the best of his skill and ability, use his best efforts and endeavors to the extension and promotion of the business of the Company , to the proper servicing of such business and to the protection of the good will of such business, both as now enjoyed and hereafter acquired.

       (c) LOCATION AND TRAVEL. During the Employment Period, Executive's business office shall be located (and his duties shall generally be performable) at the current executive offices of WCI unless otherwise agreed to in writing by the Company and Executive. Executive agrees to travel for business purposes in a reasonable amount for reasonable lengths of time, commensurate with Executive's senior executive position.

3. COMPENSATION.

       As full compensation to Executive for performance of his services hereunder, the Company agrees to pay Executive and Executive agrees to accept the following salary and other benefits during the Employment Period:

       (a) SALARY. The Company shall pay Executive a salary at the annual rate of $125,000 per year or such greater annual rate of compensation as the Board of Directors of the Company may from time to time determine ("Base Salary"). The Base Salary due Executive hereunder shall be payable in equal semi-monthly installments, less any amounts required to be withheld by the Company from time to time from such salary under any applicable federal, state or local income tax laws or similar laws then in effect.



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       (b) REIMBURSEMENT OF EXPENSES. The Company shall reimburse Executive for all expenses properly incurred by him in the performance of his duties hereunder in accordance with policies established from time to time by the Board of Directors of the Company.

       (c) FURTHER BENEFITS. Executive shall be entitled to participate in any health, accident, retirement or similar employee benefit plans provided by the Company generally to its employees to the extent commensurate with the participation therein of executives of the Company; provided, however, that such employee benefit plans shall be no less favorable to Executive than those provided by the Company to Executive immediately prior to the entering into this Agreement. Executive shall be entitled to participate in any present or future bonus, insurance, pension, retirement, profit sharing or other compensation or incentive plans adopted by the Company, for the general and overall benefit of executives of the Company, the extent and manner of participation to be determined by the Board of Directors of the Company. The benefits provided in this subsection (c) shall be in addition to the compensation and benefits provided in the other subsections of this Section 3.

       (d) OFFICES. Executive agrees to serve without additional compensation, if elected or appointed thereto, in one or more offices or as a director of any of the Company's subsidiaries, provided, however, that Executive shall not be required to serve as an officer or director of any subsidiary if such service would expose him to adverse financial consequences.

       (e) VACATION. The Executive shall be entitled to three (3) weeks vacation per year.

       (f) NON-COMPETE PAYMENT. Executive will be granted stock options equal to 10,000 non-registered voting common shares of USPL contemporaneous with the execution of this Agreement as a material inducement to comply with Section 4 of this Agreement. The exercise price for these stock options shall be at $6.00 per share and shall be exercisable in accordance with the Stock Option Plan as approved by the Board of Directors of USPL.

       (g) INCENTIVE COMPENSATION. Executive shall be entitled to incentive compensation, in addition to any other compensation within this Agreement as follows:


              (i) In the event WCI achieves net earnings before income taxes, in accordance with generally accepted accounting principles, as set forth below, then Executive shall be entitled to receive 5,000 shares of USPL stock for each year in which Executive meets the performance criteria listed below.

                    Year         Performance Criteria        Shares Earned
                    1998         EBIT > $700,000                 5,000
                    1999         EBIT > $770,000                 5,000
                    2000         EBIT > $847,000                 5,000
                    2001         EBIT > $932,000                 5,000
                    2002         EBIT > $1,025,000               5,000



       (h) AUTO ALLOWANCE. During the term of this Agreement, the Executive shall receive an auto allowance in the amount of $650.00 per month.



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4. RESTRICTIONS AGAINST COMPETITION, SOLICITATION, SERVICING, AND DIVULGING
   CORPORATE CONFIDENTIAL DATA

       (a) COVENANT NOT TO COMPETE. As a material inducement to sign this Agreement, the Executive agrees that as long as he is an employee of the Company, he will not Compete, as defined herein, with the Company and, further, that he will not Compete with the Company during the one (1) year period beginning on the date of termination of this Agreement. During the Employment period and the one year period subsequent to termination, the Executive shall not within the United States directly or indirectly, either for Executive's own account, or as a partner, shareholder (other than shares regularly traded in a recognized market), officer, director, employee, agent, consultant or otherwise, be employed by connected with, participate in, consult or otherwise associate with any other business, enterprise or venture that is the same as, similar to or competitive with the Company. During employment and for a period of two years thereafter, the Executive shall not, directly or indirectly, solicit for employment or employ any employee of the Company. Notwithstanding anything to the contrary herein, the Executive shall be allowed to act as a passive investor in GeoCore and not active in any day to day affairs of GeoCore and this provision shall not prohibit Executive from performing any function with Consolidated Technologies, Inc.

       (b) COVENANT NOT TO SOLICIT OR SERVICE. The Executive acknowledges and agrees that the Company's parent has spent significant amounts of time and money purchasing Company and in the development of a list of its Customers, which list is not available to the general public or the Company's ordinary employees, and that this list contains other information about the customers not available to the general public and that the Executive will be privileged to this list. The Executive also acknowledges and agrees that many of the Customers on this list do not have an advertised place of business, the Company's competitors could not recreate this list without substantial efforts, and the Company's business would be irreparably and greatly damaged by the use of this information other than for its benefit. Therefore, as a material inducement to the USPL's agreement to purchase the stock of WCI and issuing stock to the Executive, the Executive will not solicit or do business with, or attempt to solicit or do business with, directly or indirectly any of the Company's Customers except on the Company's behalf and will not solicit or do business with or attempt to solicit or do business with, directly or indirectly, any of the Company's Customers during the two (2) year period beginning on the termination of this Agreement; provided however, that the Executive shall not be prohibited from soliciting the Company's Customers for a business in which the Company has not been engaged.

       (c) COVENANT NOT TO VIOLATE CORPORATE CONFIDENCES. The Executive will have access to and will become aware of confidential information and trade secrets including Customer data, files, business secrets, and business techniques not generally available to the public, and this confidential information has been compiled by the Company, at great expense and over a great amount of time. The parties acknowledge that this confidential information gives the Company a competitive advantage over other businesses in its field of endeavor and that the Company's business will be greatly and irreparably damaged by the release or use of this confidential information outside of its own business. Therefore, as a material inducement to signing this Agreement, the Executive will not, while he is a Stockholder of USPL or an employee of the Company, or during the two (2) year period beginning on the termination of this Agreement, either disclose or divulge this confidential information to anyone or use this confidential information in any manner to Compete with the Company. A partial list of this confidential information may be included as a schedule to the original of this Agreement maintained by the Company's Secretary, and all parties agree and acknowledge that this list, as amended from time to time in writing signed by both parties, is true and accurate, but that it is not necessarily a complete list of such information, and that the restrictions in this Section shall apply to all such information and not merely to the information listed



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on such schedule. Confidential information, as defined herein, shall not include any information which (i) is or becomes publicly available through no act of Executive, (ii) is rightfully received by Executive from a third party without restrictions, (iii) is independently developed by Executive or (iv) is disclosed by Executive pursuant to an administrative or judicial subpoena or order.

       (d) ENFORCEMENT. The Company may enforce the provisions of this section by suit for damages, injunction, or both.

                   (i) The Company would be irreparably injured by the breach of any provision of this Section, and money damages alone would not be an appropriate measure of the harm to the Company from such continuing breach. Therefore, equitable relief, including specific performance of these provisions by injunction, would be an appropriate remedy for the breach of these provisions.

                   (ii) Money damages will be appropriate with respect to any past breach of any provision of this Section. Therefore, in case of any breach of this Section, the breaching party shall render a full and complete accounting of the gross receipts, expenses, and net profits that have resulted from such breach and shall be liable for money damages equal to twenty-five percent (25%) of the gross amount derived by such breaching party from all transactions in breach of this Section, such amount representing the amount of profit the Company could have derived from its own transaction of such business.

                  (iii) Should a court of competent jurisdiction determine that equitable relief is not available to remedy the continuous breach of any or all of the provision of this Section, an amount of liquidated damages shall be paid to the Company by the breaching party equal to twenty-five percent (25%) of the gross amount derived by such breaching party from all transactions in breach of this Section, such amount representing the amount of profit the Company could have derived from its own transaction of such business.

                  (iv) If this Agreement is terminated for any reason whatsoever, not renewed or extended, the provisions of Section 4 of this Agreement shall survive and shall be in full force and effect for the applicable period commencing from the date of actual termination of employment of the Executive.

                     (a) Definitions. For the purposes of this Agreement, the
              following definitions are applicable:

                            (1) "Compete." "To Compete" and "to Compete with the
                     Company" both mean to engage in the same or any similar business as the Company, beginning with the time this Agreement terminates, in any manner whatsoever, including competing as a proprietor, partner, investor, stockholder (other than as a stockholder with shares regularly traded in a recognized market), director, officer, employee, consultant, independent contractor, or otherwise, within the United States.



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5.  TERMINATION OF AGREEMENT.

       (a) EVENTS OF TERMINATION. The Employment Period shall cease and terminate upon the earliest to occur of the events specified below:

                     (i) The close of business on the fifth (5th) anniversary of the date hereof, unless this Agreement is renewed;

                     (ii)  the death of Executive;

                     (iii) termination of Executive's employment for Cause. For the purpose of this Agreement, the Company shall have "Cause" to terminate Executive's employment hereunder upon (A) the failure by Executive to substantially perform his duties hereunder, other than any such failure resulting from incapacity due to physical or mental illness, (B) the engaging by Executive in gross negligence or willful misconduct injurious to the Company, (C) the violation by Executive of the provisions of Section 4 hereof, or (D) the conviction of Executive of a felony of a crime involving moral turpitude.

                     (iv) the election by Executive to terminate his employment hereunder upon 60 days prior written notice, unless (A) the Company materially breaches this Agreement and fails to cure such breach within 30 days after receiving written notice from Executive of such breach, then in such event Executive may terminate this Agreement immediately, or (B) Executive gives the Company written notice that the Company has acted in bad faith under this Agreement by imposing one or more enumerated conditions of employment hereunder ("Conditions"), and the Company fails to cure the Conditions within 30 days after receiving such written notice from Executive.

                     (v) the election by the Company to terminate Executive's employment hereunder; or

                     (vi) the permanent disability of Executive. For the purpose of this Agreement, the "permanent disability" of Executive shall mean Executive's inability, because of his injury, illness, or other incapacity (physical or mental), to perform the services to the Company contemplated hereby for a continuous period of 150 days or for 180 days out of a continuous period of 300 days. Such permanent disability shall be deemed to have occurred on the 150th consecutive day or on the 180th day within the specified period, whichever is applicable.

       (b) COMPENSATION UPON TERMINATION. If the Employment Period shall cease and terminate hereunder:

                     (i)   pursuant to subsection (a)(i), (a)(ii), (a)(iii), or
              (a)(vi) of this Section 5, the Company shall pay to Executive (or his estate in the case of subsection (a)(ii)) his Base Salary pursuant to Section 3(a) hereof and the reimbursable expenses incurred under Section 3(b) hereof through the date of termination. The Company shall have no additional or further liability to Executive hereunder; or

                     (ii) pursuant to subsections (a)(v) of this Section 5 or if a Court of competent jurisdiction finds that either subsections a(iv)(A) or a(iv)(B) of this Section 5 applies, the Company shall
              (A) pay to Executive his Base Salary pursuant to Section 3(a) hereof and the reimbursable expenses incurred under Section 3(b) hereof through the date of termination, (B) pay to Executive an amount equal to his then current annual Base Salary, such amount to be payable in 12 equal monthly installments, less any amounts required to be withheld by the Company under





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       any applicable federal, State or local income tax laws or similar laws then in effect, and (C) continue for a period of one year from the date of termination (but only if permitted by the applicable plan) all fringe benefits to which Executive is then entitled pursuant to Section 3(c) hereof (including payment for any benefits to which Executive would be entitled to receive under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), the benefit period with respect to which shall commence on the date of termination); provided, however, that the Employment Period shall be deemed to have expired on the date of termination for the purposes of any vesting period, and provided further, that in no event shall Executive be entitled to receive pursuant to clause (b) above an amount in excess of that to which Executive would have been entitled had this Agreement not been so terminated.

       (c) EFFECT OF TERMINATION. This Agreement and all liabilities and obligations of the parties hereto hereunder shall cease and terminate effective upon any termination of the Employment Period permitted by this Agreement, except for any earned but unpaid compensation which shall be payable when due and COBRA rights; provided, however, that Executive's obligations under Section 4 hereof and the Company's obligations under subsection (b)(ii) of this Section 5 shall survive any such termination.

       (d) REMEDIES. Nothing herein contained shall be construed as prohibiting any party hereto from pursuing any other remedies available to it for any breach of any provision hereof.

6. ASSIGNMENT.

       This Agreement shall not be assigned by either party hereto, except that the Company shall have the right to assign its rights hereunder to any direct or indirect subsidiary of the Company, any successor in interest of the Company whether by merger, consolidation, purchase of assets or otherwise, and any person controlling or which controls or is under common control with the Company, any such subsidiary or any such successor; provided, however, that any such assignment shall not relieve the Company of any of its obligations hereunder.

7. NOTICES.

       All notices requests, demands and other communications hereunder must be in writing and shall be deemed to have been given if delivered by hand or mailed by first class, registered mail, return receipt requested, postage and registry fees prepaid and addressed as follows:

       (a)      If to the Company:

                U.S. Plastic Lumber Corp.
                2300 Glades Rd., Suite 440W
                Boca Raton, FL 33431
                Attention:  Mr. Mark Alsentzer, President and CEO
                Telecopy:  (561) 394-5335


       (b)      If to Executive, addressed to:
                Steven C. Sands
                2230 DeKalb Street
                Norristown, PA 19401




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                With a copy to:
                Barry Furman, Esq.
                Furman & Halpern, P.C.
                401 City Ave. Suite 612
                Bala Cynwyd, PA 19004


Addresses may be changed by notice in writing signed by the addressee.

8. MISCELLANEOUS.

       (a) In the event of any breach or enforcement of this Agreement by either party, the prevailing party in any litigation shall be entitled to an award of reasonable attorneys' fees and litigation costs.

       (b) This Agreement embodies the entire understanding between the parties hereto respecting the subject matter hereof and no change, alteration or modification hereof may be made except in writing signed by both parties hereto. Any prior employment agreement between the Company and Executive shall be deemed to be superseded for all purposes by this Agreement and, upon the execution and delivery of this Agreement by Executive and the Company, any such prior employment agreement shall be deemed to be canceled and of no further force or effect. The headings in this Agreement are for convenience of reference only and shall not be considered as part of this Agreement or to limit or otherwise effect the meaning hereof. If any provisions of this Agreement shall be held invalid, illegal or unenforceable in whole or in part, neither the validity of the remaining part of such provisions nor the validity of any other provisions of this Agreement shall in any way be affected thereby. This agreement shall in all respects be governed by and construed in accordance with the laws of the State of Florida.

       IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.


Witnesses:                                      "COMPANY"



                                        By: /s/ Mark Alsentzer
---------------------                       --------------------
                                        Mark Alsentzer, President


                                               "EXECUTIVE"

                                        By: /s/ Steven C. Sands
---------------------                       --------------------
                                        Steven C. Sands






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